                                                                        EX-99.BD


                     VANGUARD QUANTITATIVE PORTFOLIOS, INC.
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM
                     --------------------------------------

                              Effective May 1, 1998

     This Addendum amends Section 4 of the Investment Advisory Agreement dated April 1, 1996 between Vanguard QUANTITATIVE PORTFOLIOS, Inc. (the "Fund") and Franklin Portfolio Associates ("FPA").

     1. New Fee Schedules. The Fund will compensate FPA according to the following fee schedules:

                                      BASIC FEE
                                      ---------
                Assets Managed                          Annual Rate
                --------------                          -----------
                First $100 million                         0.30%
                Next $650 million                          0.15%
                Next $1.25 billion                         0.10%
                Next $3 billion                            0.08%
                Over $5 billion                            0.06%

          INCENTIVE /PENALTY FEE vs. S&P 500 COMPOSITE STOCK PRICE INDEX*
          ---------------------------------------------------------------
               Performance                             Fee Adjustment
               -----------                             --------------
               +6% or more                             +60% of Basic Fee
               +3% to +6%                              +30% of Basic Fee
               -3% to +3%                                      0
               -3% to -6%                              -30% of Basic Fee
               Less than -6%                           -60% of Basic Fee

*Incentive/penalty fees will be calculated based on performance of the Fund relative to the performance of the S&P 500 Composite Stock Price Index for the thirty-six months preceding the end of the fiscal quarter for which advisory fees are due.

     2. Transition Schedule for Incentive/Penalty Fees. The new incentive/penalty fee schedule will not be fully operable until April 30, 2001. Until that date, a transition schedule consisting of varying percentages of the old and new incentive/penalty fees will be used. For each fiscal quarter included in the 36 months beginning May 1, 1998, the incentive/penalty fee will be calculated as the sum of a and b, whereby:

     a = # of months elapsed since 5/1/1998   X   the fee adjustment calculated under the new schedule
     --------------------------------------
                    36 months

     b = # of months remaining until 4/30/2001   X   the fee adjustment calculated under the old schedule
     -----------------------------------------
                    36 months

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     3. No Effect on Other Provisions. Except with respect to these fee schedules, all other provisions of the Investment Advisory Agreement dated April 1, 1996 remain in full force and effect.

ATTEST:                    VANGUARD QUANTITATIVE PORTFOLIOS, INC.

-------------------------- -----------------------------------------------------
Secretary                  President, Chief Executive Officer        Date
                           & Chairman of the Board


ATTEST:                    FRANKLIN PORTFOLIO ASSOCIATES

-------------------------- -----------------------------------------------------
                           President                                 Date